Exhibit 10.27

JOINT VENTURE AGREEMENT

                    This Agreement is made as of this 26 day of September 2005 by and between

UAB Rinkos skatinimo sistemos, a company organized and existing under the law of the Republic of Lithuania, identification code 125374081, and having its headquarters at Aušros al. 66a, 76233 Šiauliai, Lithuania (hereinafter called “Lithuanian Partner”);

Spar Group International Inc., a Nevada corporation, with an office at 580 White Plains Road, Tarrytown New York, USA (hereinafter called "SPAR");

(hereinafter each Lithuanian Partner and SPAR is sometimes individually referred to as “Party” and collectively – as “Parties”);

and

for the purposes of this clause 31.3. of this Agreement, shareholders of Lithuanian Partner, namely Irena Kairiene, personal code 45903080634, Edvardas Kairys, personal code 35907131197  and Rimantas Paulauskas, personal code 38101221126 (hereinafter collectively referred to as “Guarantors”);

WITNESSETH THAT:

WHEREAS, Lithuanian Partner is engaged in the retail solution businesses in Lithuania, Latvia and Estonia (hereinafter called “Territory”) having a wide range of clients and also having various knowledge and human resources with respect to the retailing businesses in the Territory;

WHEREAS, SPAR is engaged in the retail solution businesses in the USA, having computer software useful for agency, assistance, instruction and reporting of storefront activities and also having operational know-how with respect to such software; and

WHEREAS, Lithuanian Partner and SPAR are desirous of organizing a corporation to jointly conduct retail solution businesses in the Territory;

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, the parties hereto agree as follows:

CHAPTER I: ORGANIZATION OF THE NEW COMPANY

Article 1.	Establishment

1.1.     After the effective date of this Agreement, the parties hereto shall cause a new company to be organized under the laws of the Republic of Lithuania (hereinafter called UAB SPAR RSS Baltic or “New Company”). The New Company will be formed in two stages:

1.1.1. Promptly after effective date of this Agreement, SPAR will incorporate the New Company by subscribing for 76,500 (seventy six thousand five hundred) ordinary – registered shares of the New Company of the par value of 1 (one) Lithuanian Litas (“LTL”) each. SPAR will subscribe for the shares of the New Company at their par value and will pay them in cash thus forming the authorized capital of the New Company in the amount of 76,500 (seventy six thousand five hundred) LTL;

1.1.2. Promptly after registration of the New Company with the Lithuanian Register of Legal Persons, the authorized capital of the New Company will be increased to 150,000 (one hundred fifty thousand) LTL and Lithuanian partner will subscribe for 73,500 (seventy three thousand five hundred) newly issued ordinary registered shares of the Company of the par value 1 (one) LTL each, thus forming the authorized capital of the New Company in the amount of 150,000 (one hundred fifty thousand) LTL. Lithuanian partner subscribe for these newly issued shares of the New Company by making the contribution to the New Company defined in Article 8.3 of this Agreement, at the total issue price determined under Article 8.5 of this Agreement.

1.2.     Upon formation, New Company shall become a party to this Agreement through approval by the General Meeting of Shareholders of New Company and signature for acknowledgement of all original copies.

Article 2.	Business Purposes

The business purposes of the New Company shall consist of the following:

1.	provide retail merchandising and product demonstration services;

2.	agency, assistance, instruction and report of storefront sales activities;

3.	implementation of market research and analysis of results thereof;

4.	assembly of setups used for sales promotion;

5.	consulting regarding store management;

6.	development and sale of management system regarding retailing;

7.	designing and sale of database; and

8.	any and all businesses incidental or relating to any of the foregoing.

Article 3.	Trade Name

The New Company shall be named in Lithuania as UAB SPAR RSS Baltic.

Article 4.	Location

The New Company shall have its headquarters at Aušros al. 66a, 76233 Šiauliai, Lithuania. Lithuanian partner will obtain to the New Company all consents and authorizations required for registration of headquarters of the New Company at the address set forth above.

Article 5.	Articles of Association

The Articles of Association of the New Company shall be in the form attached hereto as Exhibit A.

Article 6.	Capital

6.1.     After completion of actions set forth in clause 1.1.2. of this Agreement, the authorized capital of the New Company will equal to 150,000 (one hundred fifty thousand) LTL and will be divided into 150,000 (one hundred fifty thousand) shares with a par value of 1 (one) LTL each. At the time of completion of actions set forth in clause 1.2. of this Agreement, shares of the New Company shall be issued and fully subscribed by the parties hereto as follows:

•	SPAR	:	51%	76,500 shares

•	Lithuanian Partner	:	49%	73,500 shares.

6.2.     All the shares to be issued by the New Company shall be ordinary – registered shares represented by the share certificates.

Article 7.	Payment

SPAR and Lithuanian partner, as applicable, will pay for the shares of the Company in the manner set forth in clause 1.1. and clause 8.3. of this Agreement, as applicable.

CHAPTER II: PREPARATION OF ESTABLISHMENT OF THE NEW COMPANY, AND FIRST INCREASE OF ITS AUTHORIZED CAPITAL

Article 8.	Preparation of Establishment of the New Company and First Increase of Its Authorized Capital

8.1.     Each party shall take its role as described in this Agreement for the preparation of the commencement of New Company’s business. Until this Agreement is signed by both Parties, each of the Parties will be responsible for payment of all of its own expenses incurred in connection with this Agreement, the setting up of the New Company and the preparation of the commencement of New Company’s business. All such expenses incurred after both

Parties have signed this Agreement, including, without limitation, New Company’s registration fees and legal fees, will be covered by New Company. In case SPAR incorporates the New Company and then Lithuanian Partner refuses to pay for newly issued shares of the New Company as set forth in clause 8.3. below, Lithuanian partner will have to pay all expenses and costs incurred by SPAR in relation to this Agreement.

8.2.          At the moment of payment for the shares of the New Company by Lithuanian partner (as described below), SPAR shall enter into New Company with a license agreement in the form attached hereto as Exhibit B (the “License Agreement”). For reference, the License Agreement includes the obligations of SPAR to:

8.2.1.        localize and set up software provided by SPAR to work in Territory; and

8.2.2.        consult on the organization of merchandising services; and

8.2.3.        train the New Company’s personnel in how to operate the merchandising software; and

8.2.4.        give advice on budgeting and development of each business plan.

8.3.          Promptly after registration of the New Company with the Lithuanian Register of Legal Persons, the authorized capital of the New Company will be increased to 150,000 (one hundred fifty thousand) LTL and Lithuanian partner will subscribe for 73,500 (seventy three thousand five hundred) newly issued ordinary registered shares of the Company of the par value 1 (one) LTL each by:

8.3.1.        making cash contribution to the New Company in the amount of 73,500 (seventy three thousand five hundred) LTL in cash; and

8.3.2.        transferring assets to the New Company listed and defined in Exhibit C (the “Assets”).

8.4.          Further, Lithuanian Partner shall:

8.4.1.        move certain liabilities of its Merchandising and In-Store Demo Division, as defined in Exhibit D (the “Liabilities”), to the New Company, where total amount of the Liabilities shall in no event exceed total amount of the Assets;

8.4.2.        arrange meetings with current clients to promote the New Company’s services;

8.4.3.        make its best endeavors (including any actions within their reasonable control) to cause employees of Lithuanian Partner listed in Exhibit F to be employed at the New Company in accordance with terms and conditions defined in Exhibit F or under item 15 of Article 18 of this Agreement; and

8.4.4.        make its best endeavors (including any actions within their reasonable control) to cause the contracts of Lithuanian partner listed in Exhibit G to be transferred to the New Company in accordance with terms and conditions defined in Exhibit G.

8.5.          Total issue price payable by Lithuanian partner for 73,500 (seventy three thousand five hundred) newly issued ordinary registered shares of the Company shall be calculated as (i) the sum of 73,500 (seventy three thousand five hundred) LTL cash contribution and total value of the Assets established by independent assets valuator licensed in Lithuania (ii) minus total amount of the Liabilities.

CHAPTER III: GENERAL MEETING OF SHAREHOLDERS

Article 9.	Ordinary and Extraordinary General Meeting

The Ordinary General Meeting of Shareholders shall be convened by resolution of the Board of Directors and held in Lithuania or any other place that Lithuanian Partner and SPAR may agree within three months from the last day of each accounting period of New Company. An Extraordinary General Meeting shall be convened by a resolution of the Board of Directors whenever deemed necessary.

Article 10.	Quorum

A quorum of the General Meeting of Shareholders shall be the shareholders present either in person or by proxy representing more than 50% of all shares of the New Company.

Article 11.	Resolution

Except as expressly otherwise provided in the Articles of Association of the New Company or this Agreement, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative vote of Shareholders holding more than 50% of the shares present or represented at meeting for which there is quorum.

Article 12.	Important Matters

In addition to such matters as required by the Articles of Association of New Company or the applicable laws in Lithuania, any resolutions of the following matters by the General Meeting of Shareholders require the affirmative vote of shareholders representing at least two-thirds of the shares present or represented at meeting for which there is quorum:

1.	any amendment or modification of the Articles of Association;

2.	increase, decrease or change of structure in the authorized capital, but only subject to provisions of Chapter VI;

3.	issuance of new shares or any other kind of equity securities or instruments convertible into equity securities or the decision to undertake a Public Offering (as defined on Article 30);

4.	issuance of debentures;

5.	transfer of any part or whole of business;

6.	approval, rejection or change of the balance sheet, profit assignment and dividends of New Company;

7.	splitting, dissolution or amalgamation;

8.	dismissal, replacement, change of powers, change in number or length of tenure of Directors, subject to the rights of Lithuanian Partner and SPAR under Article 13.

CHAPTER IV: BOARD OF DIRECTORS AND OFFICERS

Article 13.	Election of Directors

The Board of Directors of the New Company shall consist of four (4) Directors; two (2) of whom shall be elected from among those appointed by Lithuanian Partner and 2 whom shall be elected by those appointed by SPAR. The Chairman of the Board of Directors shall be elected from the Directors by the mutual consultation of both parties. In case of any increase or decrease in the number of Directors, the representation stipulated above shall be unchanged and pro-rata at all times.

Article 14.	Election of Officers

14.1.          Officers shall be appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

14.2.          The Chief Executive Officer of the New Company shall be elected for the period of 1 (one) year, subject to possible re-election. If requested either by SPAR or Lithuanian partner, SPAR and Lithuanian partner will cause their respective nominees on the Board of Directors to vote for dismissal of the Chief Executive Officer:

14.2.1.        if he/she violates any provision of the employment contract or the Articles of Association of the New Company, or ignores any resolution of the General Meeting of Shareholders of the Board or Directors; or

14.2.2.        in case of willful misconduct, gross negligence or criminal offense of the Chief Executive Officer; or

14.2.3.        in case of his/her failure to act for the benefit of the New Company and its shareholders.

Article 15.	Office of Director

The term of office of each Director shall expire at the close of each Ordinary General Meeting of Shareholders

Article 16.	Quorum

Each Director shall have one (1) voting right in the Board of Directors. Except as otherwise required in the Articles of Association of New Company or this Agreement, 2/3 of the Directors shall constitute a quorum at any meeting of their Board of Directors, and all resolutions shall be adopted by the affirmative vote of at least of 3 (three) Directors.

Article 17.	Ordinary Meeting of the Board of Directors

The Ordinary Meeting of the Board of Directors shall be held semiannually, and an Extraordinary Meeting of the Board of Directors shall be held when necessary, both of which shall be convened in accordance with the provisions of the Articles of Association. To the extent then permitted, any meeting of the Board of Directors may be held by interactive telephone conference, video conference or other similar electronic or telephonic means, and any action that may be taken by the Board of Directors at a meeting thereof (whether in person or video conference) may be effected in lieu of such meeting by unanimous written consent resolution executed by each member of the Board of Directors. The Parties hereto confirm that the interpretation in Lithuania is that meetings of boards of directors may be held by interactive telephone conference. For any proposed meeting of the Board of Directors for which SPAR requests, the New Company and SPAR shall cooperate to arrange for such meetings to be held by telephone conference. A written record in Lithuanian of all meetings of the Board of Directors and all decisions made by it together with English translation thereof shall be made as promptly as practicable after each meeting of the Board of Directors by one of the Board selected by the Board of Directors at each meeting, kept in the records of the Company and signed or sealed by each of the Directors.

Article 18.	Important Matters

In addition to such matter as required by Articles of Association of New Company, the following matters of the Board of Directors meeting shall require the affirmative vote of at least of 3 (three) votes of the Directors:

1.	any proposal to the General Meeting of Shareholders or action by the Board of Directors for the matters as provided in Article 12 hereof;

2.	any investment or commitment of New Company in amounts individually in excess of LTL 50,000 or in the aggregate in excess of LTL150,000;

3.	any loan or credit taken by New Company;

4.	execution, amendment or termination of agreements or commitments with Lithuanian Partner, SPAR or their subsidiaries or affiliates;

5.	adoption or amendment of the annual budgets and business plan;

6.	adoption or any material modification of major regulations or procedures, including any employee rules or handbook;

7.	initiating or settling any litigation, arbitration or other formal dispute settlement procedures or forgiveness of any obligation owed to the New Company in excess of 150,000;

8.	approval of annual closing of the books of New Company and the New Company’s annual financial statements, and changing of accounting policies and practices or the New Company’s accounting periods;

9.	establishment or amendment to the condition of employment of New Company officers, provided that the affirmatives vote of SPAR-nominated Directors shall not be withheld unreasonably;

10.	sale or disposition of or granting a lien, security interest or similar obligation with respect to, in one or a series of related transactions of New Company or with respect to any major strategic asset of New Company that is crucial to New Company’s business;

11.	formation of any subsidiary of New Company, entry into (or subsequent termination of) any joint venture, partnership or similar agreements;

12.	entering into, amending or terminating any contract with/or commitment to any Director or shareholder; and

13.	entering into any agreement or commitment to provide goods or services outside the Territory;

14.	giving the consent for viewing, modifying of copying the software subject to the License Agreement. The parties explicitly agree to cause the New Company not to view, modify or copy the software subject to the License Agreement without approval by the Board of Directors even in case when the applicable legal requirements do not require an authorization from the author of other owner of the software subject to the License Agreement;

15.	approval of the list of positions of the New Company’s Employees and main terms and conditions of their employment.

CHAPTER V: AUDIT

Article 19.	Accounting Period

The accounting periods of New Company shall end on the 31st day of December of each year or another date if permitted by applicable law.

Article 20.	Inspection of Accounting Records and Books

20.1.     Each year, New Company shall arrange an annual audit of the accounting records and books and shall submit a report of such audit to each of the parties hereto within thirty (30) days from the completion of the audit. Each year, the audit shall commence no later than February 15 and shall be completed no later than March 1.

20.2.     An internationally recognized auditing firm shall be the accounting firm selected by SPAR and appointed by the General Meeting of Shareholders of the New Company. Such accounting firm shall audit the accounting records and books of New Company and any other matters relating, directly or indirectly, to the financial condition of New Company. Any fee for the certified public accountant for inspection and audit mentioned above shall be borne by the New Company. New Company shall keep true and correct accounting records and books with regard to all of its operations in accordance with generally accepted accounting principals consistently applied in Lithuania (“GAAP”). All accounting records and books shall be kept ready for inspection by the Parties hereto or by their authorized representatives. If requested by SPAR, New Company shall cooperate with respect to each financial period to provide such information as required by SPAR to reconcile New Company’s financial statements with U.S. GAAP reporting requirements of SPAR. SPAR and Lithuanian Partner shall each have the right at any time to have an outside auditor inspect all the books and records of New Company and the New Company shall cooperate fully with any such audit.

Article 21.	Increase of Capital

In case of capital increase of the New Company after its establishment (other than increase stipulated in Articles 1 and 8 of this Agreement), Lithuanian Partner and SPAR shall have the preemptive right to new shares to be issued for such capital increase in proportion to their respective shareholdings in the New Company.

CHAPTER VI:  TRANSFER OF SHARES

Article 22.	Restrictions on Transfer of Shares

Except as provided in Article 23 hereof, no Party hereto shall, without the prior written consent of other Party, assign, sell, transfer, pledge, mortgage, or otherwise dispose of all or any part of its shares (including its right to subscribe to new shares) of the New Company to any third parties.

Article 23.	Preemptive Right and Option

23.1.     The Parties agree that (3) years from the effective date of this Agreement no one of the Parties will sell or otherwise transfer its shares in the New Company, and at no time may any Party transfer less than all of its shares. After three (3) years from the effective date of this Agreement, if any Party hereto (hereinafter in items 1 and 2 of this Article called “Selling Party”) wishes to transfer and/or sell all but not less than all of its shares, the Selling Party shall furnish to the other Party (hereinafter in this Article called “Other Party”) a written notice (hereinafter called “Notice on Sale”) of a proposed purchaser, the offered purchase price and other major terms and conditions of such proposed sale.

23.2.     The Other Party shall have a right to purchase such shares by giving the Selling Party a written notice of their intention to purchase the same within ninety (90) days from the receipt of the Selling Party’s notice, upon the same terms and conditions as described in the Notice on Sale. If the Other Party does not exercise their right to purchase the Selling Party’s shares within ninety (90) days from the receipt of the Notice on Sale, the Selling Party within subsequent ninety (90) days (hereinafter called “Selling Period”) may sell such shares to the purchaser indicated in the Notice on Sale and upon the terms and conditions as described in the Notice on Sale. Unless agreed by the Other Party in writing, any transferee or purchasing party shall be subject to this Agreement.

23.3.     After three (3) years from the effective date of this Agreement, SPAR may at any time make a written offer to buy all of the Lithuanian Partner’s shares in the New Company. The Lithuanian Partner shall then accept the offer and sell all of its shares under the terms and conditions offered, or Lithuanian Partner may purchase all of SPAR’s shares at the same terms and conditions. If the Lithuanian Partner does not respond to the initial offer within one hundred and twenty (120) days, it shall be deemed that the Lithuanian Partner has accepted the offer to sell all of its shares. After three (3) years from the effective date of this Agreement, Lithuanian Partner may at any time make a written offer to buy all of the SPAR’s shares in the New Company. SPAR then may elect to either accept the offer and sell all of its shares under the terms and conditions offered, or purchase all of Lithuanian Partner’s shares at the same terms and conditions. If SPAR does not respond to the initial offer within one hundred and twenty (120) days, it shall be deemed that SPAR has accepted the offer to sell all of its shares. In any case, the Parties shall cooperate to affect the closing of such purchase and sale of all of the shares of the New Company held by the selling Party within 120 days of the decision or deemed decision of the second Party. At such closing, the purchasing Party shall pay to the selling Party the purchase price in cash, and the selling Party shall deliver to the purchasing Party all of the selling Party’s shares held in the New Company, free and clear of any liens.

23.4.     Notwithstanding the general arbitration provisions in Article 37, should there be any deadlock at any meeting of the Board of Directors and/or at any General Meeting of Shareholders of New Company, then in such event the Parties shall attempt to resolve these issues by mediation as soon as possible and failing such resolution within twenty-one (21) business days after having been referred to mediation, any director or shareholder (as the case may be) shall be entitled by written notice to New Company to claim that all or any of the matters which were under discussion and/or to be discussed at that meeting, be submitted to and decided by arbitration in terms of Article 38.

23.5.     Notwithstanding that a deadlock may have arisen in terms of clause 23.4. such deadlock shall not alone constitute a ground for any shareholder to apply to court for the winding up of the New Company.

Article 24.	Cooperation in Financing

24.1.     The New Company may initially borrow up to LTL 150,000 as its operating funds, which shall be guaranteed by Lithuanian Partner in its discretion. Lithuanian Partner shall make its reasonable efforts to enable such borrowing. The terms of the borrowing and any agreement between the New Company and Lithuanian Partner with respect to Lithuanian Partner guarantee shall be matters subject to Article 18 hereof.

24.2.     The New Company may borrow an additional LTL 150,000 when it needs additional funds, if such borrowing is approved in advance by the Board of Directors as an important matter under Article 18 herein.

24.3.     If Lithuanian Partner pays any creditors of the New Company due to a guarantee made by Lithuanian Partner to such creditors in favor of the New Company under clause 24.1., SPAR shall reimburse Lithuanian Partner pro rata with their respective share capital percentage in the New Company as at the date of reimbursement, but only if the New Company’s borrowing of such funds and Lithuanian Partner guaranty of the New Company’s obligations have been expressly agreed to in advance by SPAR in writing or in a Board resolution, for which all SPAR-nominated directors have voted affirmatively.

24.4.     For the first three years of operations subsequent to the effective date of this Agreement (the “Maximum Loss Period”), if for any year the net loss of the New Company exceeds LTL 80,000 (the “Annual Maximum Loss”), Lithuanian Partner shall make a cash payment to the New Company equal to the amount of the net loss in excess of the Annual Maximum Loss (the “Annual Maximum Loss Payment”), which payment shall be in the form of a fully subordinated, non-amortizing, interest free loan with an initial term of the later of one year and the date following the close of any fiscal year where the New Company has sufficient distributable profits, which term shall be automatically extended by successive 12-month periods until such loan shall have been repaid. The Annual Maximum Loss Payment shall be paid within 45 days after the issuance of the annual audit report by the outside auditing firm specified in Article 20.

CHAPTER VII: ROLE OF CONTRACTING PARTIES

Article 25.	Certain Expenses

25.1.     SPAR for first three (3) years will provide up to three thousand (3,000) hours of business support annually. This support may be in the form of general business, consultation or programming support to modify or enhance the merchandising software. SPAR will maintain ownership of all software. If support provided by SPAR exceeds three thousand (3,000) hours the additional hours will be billed by SPAR to the New Company at US$ fifty five (55.00) per hour. However a lower price will be charged for programming costs if a less expensive way to hire IT staff is found. The New Company will be able to hire its own IT staff if cost of such hiring are lower than costs that otherwise will be paid by the New Company to SPAR.

25.2.     If after three (3) years from the effective date of this Agreement, SPAR sells its interest to a third party or to Lithuanian Partner, SPAR is committed to supply:

25.2.1.   its name for an additional year at no cost; and

25.2.2.   its Licensed Technology (as defined in the License Agreement) to the New Company for an additional eighteen (18) months at the following cost:

25.2.2.1. first six (6) months:	out of pocket costs; and

25.2.2.2. next twelve (12)months:	US$3,000/month plus out of pocket costs.

At the end of such additional eighteen (18) months period, in the case of both clauses 25.2.1. and 25.2.2. the New Company shall immediately cease using the name “SPAR” and the License Agreement shall be terminated.

25.3.     Lithuanian Partner agrees that its operating expenses may not be allocated to the New Company.

Article 26.	Training

SPAR and Lithuanian Partner shall provide the appropriate training to the employees for New Company’s operation at its own site. The said training shall be made upon New Company’s request and any necessary expenses for the training shall be borne by New Company, except as otherwise provided in the License Agreement.

Article 27.	Non-Competition

For the duration of this Agreement and for two (2) years after the termination of the Agreement, neither SPAR without the consent of Lithuanian Partner, nor Lithuanian Partner without the consent of SPAR, shall engage in, whether directly or indirectly, Merchandising

Services (as defined in the License Agreement) or any other business then competitive with New company in the Territory. However, in the event that SPAR enters into a contract with a customer that covers more than one country and the scope of such agreement includes services in the Territory, SPAR shall not be prohibited from entering into or performing such agreement, provided that SPAR shall make commercially reasonable efforts to enable New Company to participate in and be fairly compensated for providing services to any such customer.

CHAPTER VIII: AMENDMENT FOR PUBLIC OFFERING

Article 28.	Public Offering

The Parties acknowledge that the New Company may attempt to become a listed company or over-the-counter company on the Vilnius Stock Exchange or any other stock exchange or public market in Lithuania (Public Offering). The Parties acknowledge that in case of Public Offering the New Company will have to comply with the relevant governmental or regulatory requirements applicable for Public Offering. If SPAR and Lithuanian Partner agree to undertake a Public Offering, all parties shall discuss and reasonably cooperate with each other to rearrange the New Company into the public company (akcine bendrove), amend the Articles of Association, other incorporation documents of the New Company, and/or the License Agreement, as well as cause the New Company to comply with other applicable governmental or regulatory requirements in order to complete the Public Offering of the New Company. Any changes to the License Agreement will be effective upon consummation of the Public Offering (but not before), and subject to the approval of the Boards of Directors of the New Company, Lithuanian Partner and SPAR.

CHAPTER IX: CONFIDENTIALITY

Article 29.	Confidential Information

Lithuanian Partner and SPAR shall keep secret and retain in strict confidence any and all confidential information and use it only for the purpose of this Agreement and shall not disclose it to a third party without the prior written consent of the other party unless the receiving party can demonstrate that such information: (i) has become public other than as a result of disclosure by the receiving party, (ii) was available to the receiving party prior to the disclosure by the disclosing party with the right to disclose, or (iii) has been independently acquired or developed by the receiving party. Notwithstanding to the foregoing, SPAR is authorized to disclose or make public available this Agreement, if such disclosure is required by legal requirements or other stock exchange regulations applicable to SPAR in the United States or any other jurisdiction where SPAR is engaged in its business. These confidentiality provisions shall survive termination of this Agreement.

CHAPTER X: REPRESENTATIONS AND WARRANTIES, INDEMNITY

Article 30.	Representations and Warranties

30.1.     Each Party represents and warrants to each other that it is a company duly organized and validly existing under the laws of Lithuania or United States of America, as applicable.

30.2.     Each Party and Guarantors represent and warrant to each other that they have power and authority to execute and deliver this Agreement and to perform its obligations hereunder, except that the Board of Directors of SPAR has to approve the execution of this Agreement prior its effect. The Agreement constitutes a valid and legally binding obligation of each Party and Guarantors enforceable against each of them in accordance with its terms. Except as provided herein, consummation by each Party and Guarantors of the transactions contemplated hereby does not and will not conflict with any legal requirement or contract applicable to each of them.

30.3.     Lithuanian Partner and Guarantors represent and warrant to SPAR that financial statements of Lithuanian partner attached hereto as Exhibit H fairly represent the financial condition of Lithuanian Partner and, without limitation, all liabilities of Lithuanian partner.

30.4.     Guarantors represents and warrants to SPAR that, as the result of Lithuanian Partner’s contributions to the New Company described in clauses 8.3. and 8.4., the New Company will not become liable to any creditors of Lithuanian Partner and will not directly or indirectly take over any of Lithuanian Partner’s debts, liabilities or obligations (whether existing or contingent), other than those as indicated in Exhibit D.

Article 31.	Indemnity

31.1.     Each Party will indemnify other Party for all losses incurred by such Party in connection with any inaccuracy of any representation or warranty made by the Party in this Agreement or any breach by the Party of any obligation hereunder.

31.2.     Without limitation to the foregoing, each of the Party in the event of inaccuracy or breach of any of its representations, warranty of obligation hereunder, will be obliged to pay to the other Party the fine in the amount of LTL 150,000 (one hundred fifty thousand) and compensate the losses incurred by the other Party which are not covered by such fine.

31.3.     If as the result of any transaction contemplated by this Agreement the New Company is recognized liable against any creditors of Lithuanian Partner, or have to pay for any debts, liabilities or obligations (whether existing or contingent) of Lithuanian Partner (other than those as listed in Exhibit D), the Guarantors will jointly and severally compensate the New Company by paying the amount necessary to put the New Company into the position it would have been in had such liability of the New Company not existed.

CHAPTER XI: GENERAL PROVISIONS

Article 32.	Effective Date

This Agreement shall become effective at the time of execution hereof.

Article 33.	Termination

33.1.     If SPAR transfers its shares in the New Company to Lithuanian Partner, or Lithuanian Partner transfers its respective shares in the New Company to SPAR, in accordance with Article 23 hereof, this Agreement shall terminate. If any Party transfers its shares in the New Company to another Party, unless expressly agreed by the non-transferring parties in writing, this Agreement shall be assigned to and binding upon such third party, provided that the assigning Party shall remain liable for all legal acts with respect to this Agreement or the New Company occurred before the effective date of such assignment.

33.2.     If SPAR is not in breach of this Agreement, it may terminate this Agreement by written notice to Lithuanian Partner if any breach by Lithuanian Partner shall not have been corrected by Lithuanian Partner within thirty (30) days after written notice is given by SPAR. If Lithuanian Partner is not in breach of this Agreement, Lithuanian Partner may terminate this Agreement by written notice to SPAR if any breach by SPAR shall not have been corrected by SPAR within thirty (30) days after written notice is given by Lithuanian Partner. If Lithuanian Partner or SPAR disputes the exercise of any rights under this provision, such disputing party may invoke the arbitration provisions in Article 37.

33.3.     Either Party may terminate this Agreement by giving notice in the event of one or more of the following occurs with respect to the other Party:

(a) appointment of a trustee or receiver for all or any part of its assets;

(b) insolvency or bankruptcy;

(c) assignment for the benefit of any creditor;

(d) attachment of assets;

(e) expropriation of business or assets; and

(f) dissolution or liquidation.

If any Party is involved in any of the events stated above, it shall immediately notify the other parties of the occurrence of such event.

33.4.     In case of the termination of this Agreement pursuant to Article 33.2. or Article 33.3., the Party terminating in accordance with this Agreement shall have an option to purchase the shares of the other parties at the book value to be decided by an internationally recognized accounting firm that is not the principal accounting firm of either party, if either party so requests, or to have the New Company dissolved.

33.5.     Upon termination of this Agreement or SPAR’s ceasing to hold at least 51% of the shares in New Company, the License Agreement shall terminate immediately. The validity of License Agreement may be extended upon request of the Lithuanian Partner, according to the provisions of Article 25 Paragraph 2 of this Agreement.

Article 34.	Force Majeure

No party shall be liable to any other party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, or other similar contingencies beyond the reasonable control of the respective parties.

Article 35.	Notices

All notices, reports and other communications given or made in accordance with or in connection with this Agreement shall be made in writing and may be given either by (i) personal delivery, (ii) overnight delivery or (iii) registered air mail, if properly posted, with postage fully prepaid, in an envelope properly addressed to the respective parties at the address set forth below or to such changed address as may be given by either party to the other by such written notice. Any notice, etc by personal delivery or overnight delivery or facsimile transmission shall be deemed to have been given (7) days after the dispatch. In any event, if any notice, etc. is received other than the regular business hours of the recipient, it shall be deemed to have been given as of the following business day of the recipient.

If to Lithuanian Partner:	UAB "Rinkos skatinimo sistemos"
Aušros av. 76233 Siauliai, Lithuania,
ATT Irena Kairiene
fax: + 370 41 595516;

If to SPAR:	Spar Group International Inc.,
580 White Plains Road, Tarrytown New York, USA
ATT Robert G. Brown, Chairman
fax: + 914-332-0741

If to Guarantors:	Aušros av. 76233 Siauliai, Lithuania,
ATT Irena Kairiene
fax: + 370 41 595516.
Article 36.	Assignment

This Agreement and the rights and obligations hereunder are personal to the parties hereto, and shall not be assigned by either of the parties to any third party.

Article 37.	Arbitration

All dispute, controversies, or differences which may arise between SPAR, on the one hand, and Lithuanian Partner, on the other hand, out of or in relation to or in connections with this Agreement, shall be finally settled by arbitration in Lithuania in accordance with the Arbitration Rules of Vilnius Court of Commercial Arbitration if initiated by SPAR, or in New York City in accordance with the International Arbitration Rules of the American Arbitration Association if initiated by Lithuanian Partner. The hearings of the arbitral tribunal shall be held in Vilnius, if initiated by SPAR, or in New York City, if initiated by any other party hereto. The arbitration shall be conducted in English, by three (3) arbitrators. The arbitration shall be final and legally binding upon both parties.

Article 38.	Implementation

The parties hereby agree, for themselves, their successors, heirs and legal representatives, affiliates or other related persons, respectively, to vote at Shareholders’ meetings, and to make their best endeavors (including any actions within their reasonable control) in causing the Directors they nominate to vote at Board meetings and to carry out their duties, to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to cause the Articles of Association of New Company, New Company work rules and other rules and Commercial registry and any other document to be amended or adopted, as may be reasonably required to effect the provisions and intent of this Agreement and the transactions contemplated hereby.

Article 39.	Governing Law

This Agreement and all questions arising out of or under this Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Lithuania.

Article 40.	Waiver

Any failure of any party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

Article 41.	Entire Agreement

This Agreement constitutes the entire and only agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes any other commitments, agreements or understandings, written or verbal, that the parties hereto may have had. No modification, change and amendment of this Agreement shall be binding upon the parties hereto except by mutual express consent in writing of subsequent date signed by authorized officer or representative of each of the parties hereto or of the party against whom enforcement is sought.

Article 42.	Headings

The headings of articles and paragraphs used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective articles and paragraphs of this Agreement.

Article 43.	Language

This Agreement has been executed in English language.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in six (6) copies by their respective duly authorized officer or representative as of the day first above written.

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director

Spar Group International Inc.:

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

Guarantors:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene

Signature:	/s/ Edvardas Kairys
Name:	Edvardas Kairys

Signature:	/s/ Rimantas Paulauskas
Name:	Rimantas Paulauskas

Exhibit A

To the Joint Venture Agreement 26 day of September, 2005

FORM OF THE ARTICLES OF ASSOCIATION OF
NEW COMPANY

ARTICLES OF ASSOCIATION OF

UAB SPAR RSS BALTIC

Article 1.  General Part

1.1. UAB SPAR RSS Baltic (the “Company”) is an enterprise the authorised capital of which is divided into shares.

1.2. The Company is a legal person and has its economic–commercial, financial and organisational independence.

1.3. The Company acts in accordance with the Civil Code of the Republic of Lithuania, Company Law of Republic of Lithuania, other laws and legal acts, these Articles of Association and other internal documents of the Company.

1.4. The Company’s legal form is a private company. The Company is a legal person with limited civil liability. The Company shall be liable for its obligations only to the extent of its assets. The shareholders shall have no property obligations to the Company, except the obligation to pay under the established procedure for the subscribed shares at their emission price.

1.5.     The registered office of the Company is located at Aušros al. 66a, Šiauliai, the Republic of Lithuania.

1.6.     The financial year of the Company shall be the calendar year.

1.7.     The period of activity of the Company shall be unlimited.

Article 2.  Purposes of Activity of the Company and Object of Economic Activity

2.1.     The Company shall engage in any legal economic–commercial activity, including (but not limited to):

•	providing retail merchandising and product demonstration services;
•	agency, assistance, instruction and report of storefront sales activities;
•	implementation of market research and analysis of results;
•	assembly of setups used for sales promotion;
•	consulting regarding store management;
•	development and sale of management system regarding retailing;
•	designing and sale of database; and
•	any and all businesses incidental or relating to any of the foregoing.

2.2.     The purposes of the activity of the Company are to seek for economic benefit in engagement in the aforementioned and other economic activities.

2.3.     The Company shall be entitled to carry out other than the aforementioned activity, unless it contradicts to the purposes of the activity of the Company or the laws. The Company may carry out the activity, which is licensed or performed subject to permits issued under a special procedure, only if appropriate licenses and (or) permits have been obtained.

Article 3.  Authorized Capital and Shares of the Company

3.1.     The authorized capital of the Company shall be 76500 (seventy six thousand five hundred) Litas. The authorized capital is divided into 76500 (seventy six thousand five hundred) ordinary registered shares with a par value of 1 (one) Litas each.

3.2.     All shares issued by the Company shall be ordinary registered shares. They shall be represented by the share certificates.

3.3.     If all shares of the Company are acquired by one person or the holder of all shares of the Company transfers a part of the Company’s shares to other persons, it shall inform the Company within 5 (five) days from the transaction. The Chief Executive Officer of the Company shall notify of this fact the Registrar of the Register of Legal Persons within 5 (five) days from the day of receipt of the notice.

Article 4.  Rights of Shareholders

4.1.     Each ordinary registered share shall provide a shareholder with one vote at the General Meeting of Shareholders of the Company (the “General Meeting”), except for the cases provided by the laws.

4.2.     The shareholders shall have the following property rights:

1) to receive a certain portion of the Company’s profit (dividend);
2) to receive a portion of assets of the Company under liquidation;
3) to receive shares without payment if the authorized capital is increased from the funds of the Company, except for the cases provided by the laws;
4) to have a pre-emptive right in acquiring newly issued shares of the Company, except for the cases when the General Meeting resolves by a 3/4 (three quarters) majority vote to revoke this priority right to all of the shareholders;
5) to lend money for the Company in the manner established by the laws;
6) other property rights provided for in the laws.

4.3.     The shareholders shall have the following non-property rights:

1) to attend the General Meetings as voting members, unless the laws or these Articles of Association provide otherwise;
2) to vote “for” or “against” proposed resolutions in the General Meeting subject to the rights granted by the shares;
3) to receive information on the Company to the extent provided for in the laws;

4) to appeal in court decisions or actions of the General Meeting, the Board of Directors and the Chief Executive Officer, to appeal in court with action petition for compensation for losses incurred to the Company by inaction or undue performance of Chief Executive Officer and other cases, prescribed by laws;
5) to transfer the right to vote at the General Meetings to any third person. The Chief Executive Officer of the Company must be notified about such transfer of the right to vote by providing him/her with a copy of a relevant agreement and (or) power of attorney within 7 (seven) calendar days from execution of respective documents;
6) other non-property rights provided for in the laws and these Articles of Association.

Article 5.  Bodies of the Company

5.1.     The bodies of the Company shall be the General Meeting, the Board of Directors (Board) and the Head of the Company – the Chief Executive Officer.

5.2.     The supreme body of the Company shall be the General Meeting.

5.3.     The Supervisory Council shall not be formed.

5.4.     A member of the Company’s body can enter into contracts with the Company. He/she must notify of such contracts and of his interests that may conflict with the Company’s interests in the nearest Board meeting or prior to it by a written notice to Board members or orally in the Board meeting (recording this in the minutes) or immediately inform all the shareholders of the Company by a written notice.

Article 6.  General Meeting

6.1.     Only the General Meeting shall have the following powers:

1) to amend the Articles of Association of the Company, except for the cases provided in the laws;
2) to elect and recall the Board in corpore or its separate members;
3) to elect and revoke the audit company, fix the conditions of payment for auditing services;
4) to establish the class, number par value and minimal issue price of the issued shares of the Company;
5) to adopt a resolution to convert the Company’s shares of one class into the Company’s shares of other class, approve procedure for converting of shares;
6) to approve the annual financial statement and the report on the Company’s activity;
7) to adopt a resolution on the distribution of profit (loss);
8) to adopt a resolution on the formation, use, decrease or cancellation of the reserves;
9) to adopt a resolution to issue convertible bonds;
10) adopt a resolution to withdraw for all the shareholders the pre-emption right to acquire the shares of the specific issue of shares or convertible bonds issued by the Company;
11) to adopt a resolution to increase the authorised capital of the Company;
12) to adopt a resolution to reduce the authorised capital of the Company, except for the cases provided in the laws;
13) to adopt a resolution on acquisition of its own shares by the Company;
14) to adopt a resolution to reorganise the Company or separate it and approve the conditions of reorganisation or separation;

15) to adopt a resolution to rearrange the Company;
16) to adopt a resolution to restructure the Company;
17) to adopt a resolution to liquidate the Company and to recall liquidation of the Company, except for the cases provided in the laws;
18) to elect and recall the liquidator of the Company, except for the cases provided in the laws;
19) to adopt a resolution to transfer of any part or whole of business;
20) to adopt a resolution to approve, reject or change the balance sheet, profit assignment and dividends;
21) to adopt a resolution to dismiss, replace, change of powers, change in number or length of tenure of the Board.

6.2.     The Ordinary General Meeting shall be convened by the resolution of the Board and held in Lithuania. The Ordinary General Meeting may be convened in any other place that shareholders may agree within three months from the last accounting period of Company.

6.3.     The Extraordinary General Meeting shall be convened by a resolution of the Board.

6.4.     The General Meeting shall be convened pursuant to the procedure established by the laws.

6.5.     The General Meeting may adopt resolutions if the participating or represented shareholders hold more than 50% (fifty) of the shares.

6.6.     The resolutions of the General Meeting shall be adopted when there are more “for” votes than “against” and “for” votes constitute more than a half of presenting votes of shareholders, except for the cases mentioned below in this paragraph. The resolutions of the General Meeting set forth in items 1, 4, 5, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, 19, 20 and 21 of section 6.1 shall be adopted by a 2/3 (two thirds) majority vote of the shareholders present or represented at the General Meeting.

6.7.     The shareholder of the Company may authorise another person to vote for him/her at the General Meeting or perform other legal actions. The shareholder may vote in writing by filling the voting ballot. Voting by terminal telecommunication devices equals the voting in writing if protection of the text is secured and the signature can be identified.

6.8.     In General Meetings the minutes shall be drawn. The minutes might not be drawn when adopted resolutions are signed by all of the shareholders of the Company; also when the Company has a sole shareholder.

6.9.     If all the shares of the Company are owned by the sole natural or legal person, the written decisions of such person shall equal to the resolutions of the General Meeting.

Article 7. The Board

7.1.     The Board shall consist of 4 (four) members. The Board shall be elected by the General Meeting in accordance with the procedure established in the laws.

7.2.     The term of office of Board shall expire at the close of each Ordinary General Meeting.

7.3.     The term of office of the Board shall commence with the closing of the General Meeting at which it was elected, unless the resolution of the General Meeting provides for the later date. The Board shall perform its functions for the term established in the Articles of Association or until election and commencement of functioning of the new Board, but no longer than until the ordinary General Meeting to be held in the year of the end of the term of office of the Board.

7.4.     The Chairman of the Board shall be elected by the members of the Board.

7.5.     The General Meeting may recall the entire Board or its individual members before the expiry of their term of office.

7.6.     The Ordinary Meeting of the Board of Directors shall be held semiannually, and an Extraordinary Meeting of the Board of Directors shall be held when necessary, both of which shall be convened in accordance with the provisions of the Articles of Association and Company law. To the extent then permitted, any meeting of the Board of Directors may be held by interactive telephone conference, video conference or other similar electronic or telephonic means, and any action that may be taken by the Board of Directors at a meeting thereof (whether in person or video conference) may be effected in lieu of such meeting by unanimous written consent resolution executed by each member of the Board of Directors.

7.7.     The Board shall analyse and approve:

1) business strategy of the Company;
2) management structure of and positions in the Company;
3) positions to which employees are admitted on tender basis;
4) regulations of the branches and representative offices of the Company;
5) other issues which are established in the work regulations of the Board.

7.8.     The Board shall elect and recall the Chief Executive Officer of the Company, fix his/her salary, other conditions of the employment contract, approve the office regulations, provide incentives and impose sanctions to him/her.

7.9.     The Board shall determine information, which shall be deemed commercial (business) secret.

7.10.     The Board shall analyse and evaluate the material provided by the Chief Executive Officer on:

1) implementation of business strategy of the Company;
2) organization of activity of the Company;
3) financial situation of the Company;
4) business results, income and expense estimates, data of stocktaking and other value accounting in the Company.

7.11 The Board shall analyse and assess draft annual financial statements and draft profit (loss) distribution of the Company and submit them to the General Meeting for approval.

7.12.     The Board shall determine the methods for calculation of depreciation of tangible and non-tangible property to be applied in the Company.

7.13.     The Board shall adopt:

1) decisions on establishing branches and representative office of the Company;
2) decisions on investment, transfer, lease of long-term assets the balance value whereof exceeds 1/20 (one twentieth) of the authorized capital of the Company (to be calculated separately for each kind of transaction);
3) decisions on pledge and mortgage of long-term assets the balance value whereof exceeds 1/20 (one twentieth) of the authorized capital of the Company (total value of transactions to be calculated);
4) decisions on provision of guaranty or surety in respect of fulfillment of other persons’ obligations the value whereof exceeds 1/20 (one twentieth) of the authorized capital of the Company;
5) decisions on the acquisition of long-term assets the price whereof exceeds 1/20 (one twentieth) of the Company’s authorized capital;
6) in the cases provided for in the laws, a decision to restructure the Company;
7) other decisions assigned to the competence of the Board by these Articles of Association or resolutions of the General Meeting;
8) any investment or commitment of Company in amounts individually in excess of LTL 50,000 or in the aggregate in excess of LTL150,000;
9) any loan or credit taken by Company;
10) execution, amendment or termination of agreements or commitments;
11) adoption or amendment of the annual budgets and business plan;
12) adoption or any material modification of major regulations or procedures, including any employee rules or handbook;
13) initiating or settling any litigation, arbitration or other formal dispute settlement procedures or forgiveness of any obligation owed to the Company in excess of 150,000;
14) approval of annual closing of the books of Company and the Company’s annual financial statements, and changing of accounting policies and practices or the Company’s accounting periods;
15) approval of the list of positions of the Company’s Employees and main terms and conditions of their employment;
16) sale or disposition of or granting a lien, security interest or similar obligation with respect to, in one or a series of related transactions of Company or with respect to any major strategic asset of Company that is crucial to Company’s business;
17) formation of any subsidiary of Company, entry into (or subsequent termination of) any joint venture, partnership or similar agreements;
18) entering into, amending or terminating any contract with/or commitment to any Board member or shareholder;
19) decisions of giving the consent for viewing, modifying or copying the software subject to the License agreement.

7.14.     The Board shall be liable for timely convening and holding of the General Meetings.

7.15.     The work procedure of the Board shall be established by the work regulations of the Board adopted by it. The Board may adopt decisions and its sitting shall be deemed held if more than 2/3 (two thirds) of the members of the Board attend it. Members of the Board may vote “for” or “against” decisions submitted. During voting each member of the Board shall have one vote. A decision of the Board shall be adopted by affirmative vote of at least 2/3 (two thirds) of the Members of the Board.

7.16.     The Board must invite the Chief Executive Officer of the Company to every meeting of the Board and must provide him/her with a possibility to get acquainted with the information on the agenda issues.

7.17.     The members of the Board shall keep confidential the commercial secrets of the Company.

7.18.     The members of the Board shall be liable for their actions in accordance with the laws.

Article 8. Head of the Company

8.1.     The business activity of the Company shall be organized and executed by the Head of the Company – the Chief Executive Officer. The office regulations of the Chief Executive Officer shall be approved by the Board.

8.2.     The Chief Executive Officer within the limits set by the office regulations of the Chief Executive Officer and/ or the General Meeting or the Board shall:

1)     organize the work of the Company, implement its objectives;
2)     issue orders regulating the work of the Company’s employees;
3)     appoint and dismiss employees of the Company, conclude and terminate employment contracts with them, impose incentives and sanctions on them;
4)     open and close bank accounts and dispose of the funds of the Company therein;
5)     represent the Company in court, arbitration and other institutions and in relationships with third persons;
6)     issue procuration;
7)     ensure protection of the Company’s assets, creation of normal working conditions for the Company’s employees, protection of the Company’s commercial secrets;
8)     draw annual financial statements;
9)     submit information and documents to the General Meeting in cases set forth in the laws or upon its request;
10)     announce publicly information set forth in the laws in the daily provided for in these Articles of Associations;
11)     deliver information set forth in the laws to the shareholders;
12)     perform other functions prescribed by the laws, the Articles of Association, resolutions of General Meeting or decision of the Board, also decide on other questions of Company’s activities that according to these Articles of Association are not vested to the competence of other bodies.

8.3.     The Chief Executive Officer shall be elected and recalled by the Board of the Company. The employment contract will be signed with the Chief Executive Officer by the Chairman of the Board or other person authorized by him/her. A person may not be elected to the position of the Chief Executive Officer if according to the laws he/she is not entitled to hold such a position. A person authorized by the Board must notify the Register of Legal Persons about the election or recalling of the Chief Executive Officer of the Company and termination of the employment contract with him/her on other grounds not later than within 5 (five) days.

8.4.     The Chief Executive Officer shall be elected for the period of 1 (one) year, subject to possible re-election.

8.5.     The Chief Executive Officer shall have the right to execute (sign) transactions of the Company in accordance with these Articles of Association, resolutions of the General Meeting or decisions of the Board, the office regulations of the Chief Executive Officer. The Chief Executive Officer shall be entitled to authorize other persons to execute (sign) transactions of the Company.

8.6.     The Chief Executive Officer shall be liable for his/her actions pursuant to the laws.

Article 9. Audit of the Company

9.1.     Each year, Company shall arrange an annual audit of the accounting records and books and shall submit a report of such audit to each of the shareholder hereto within 30 (thirty) days from the completion of the audit. Each year, the audit shall commence no later than February 15 and shall be completed no later than March 1.

9.2.     An internationally recognized auditing firm shall be the auditing firm appointed by the General Meeting of Shareholders of the Company. Such auditing firm shall audit the accounting records and books of Company and any other matters relating, directly or indirectly, to the financial condition of Company. Company shall keep true and correct accounting records and books with regard to all of its operations in accordance with generally accepted accounting principals consistently applied in Lithuania (“GAAP”).

9.3.     The audit company (the auditor) elected by the General Meeting shall keep confidential the Company’s secrets learnt while performing its functions.

9.4.     The audit company (the auditor) elected by the General Meeting shall be liable for the unsatisfactory control of the Company’s activities and concealment of defects of the activity. Chief Executive Officer shall assure that all the documents, necessary for inspection as prescribed in the agreement with the audit company, shall be submitted to the auditor.

Article 10. Branches and Representative Offices of the Company

10.1.     Branches and (or) representative offices of the Company shall be established and their activity shall be terminated by the decision of the Board. The number of branches and (or) representative offices of the Company shall be unlimited.

10.2.     Branches and (or) representative offices of the Company shall act in accordance with the branch and (or) representative office regulations approved by the Board.

10.3.     Heads of branches and/or representative offices of the Company shall be appointed and recalled by decision of the Board in accordance with the regulations of branches and/or representative offices of the Company approved by the Board.

Article 11. Procedure for Announcement of the Company’s Notices

11.1.     Notifications of the Company, including information and other documents concerning convening of the General Meeting, also notices and information about the reorganization and liquidation of the Company, resolutions of the General Meeting, other notifications and documentation to be known by the shareholders and (or) other persons shall be sent out by registered mail or handed in person by recorded delivery. If necessary, notifications may be communicated by fax, mailing them afterwards by registered mail or handing them in person by recorded delivery.

11.2.     Notifications of the Company shall be sent within the terms specified by the laws and, if such terms are not established, they shall be sent no later than within 15 (fifteen) days from the adoption of a respective resolution or other document or submission of information to the Chief Executive Officer.

11.3.     The Chief Executive Officer of the Company shall be responsible for timely notification.

11.4.     Notifications to the shareholders and other persons shall be sent to the address which is the last one indicated by them. The shareholder must inform the Company in advance about the change of the address (the registered office).

11.5.     If the shareholder’s address (registered office) is unknown and a reasonable attempt to find it did not yield results, or, for reasons beyond the Company’s control, it is impossible to send a notification to the shareholder by registered mail or hand it in person by recorded delivery, such notification, as well as all other notifications of the Company, which according to the procedure prescribed by the laws should be announced publicly, shall be announced in the national daily newspaper Lietuvos Rytas.

Article 12. Procedure for Submission of the Company’s Documents and Other Information to Shareholders

12.1.     Upon a shareholder’s written request, the Company shall, no later than within 7 (seven) days from the day of receipt of the request, provide the shareholder with a possibility to get familiar with and/or present copies of the following documents: the Articles of Association of the Company, annual financial statements, reports on the activity of the Company, audit statements and reports, minutes of General Meetings or other documents containing resolutions of General Meetings, lists of the shareholders, other documents of the Company, which are considered public according to the laws, if they do not contain commercial (business) secret. The list of the shareholders of the Company presented to the shareholders shall, according to the last data available in the Company, contain names, surnames of the shareholders, names of the legal persons, number of registered shares in the Company owned by the shareholders, mailing addresses of the shareholders. Upon provision to the Company of a written undertaking of the form established by the Company not to disclose the commercial (business) secret, a shareholder or group of shareholders holding or possessing over 1/2 (one half) of the shares shall have the right of access to all documents of the Company. Refusal to provide documents shall be executed by the Company in writing upon the shareholder’s request. Disputes regarding the right of the shareholder to the information shall be settled in court.

12.2.     The Company’s documents and other information or copies thereof shall be presented to the shareholders at the office of the Company. The Chief Executive Officer of the Company shall be responsible for presentation of the Company’s documents and other information to the shareholders and other persons.

12.3.     The Company’s documents and other information shall be presented to the shareholders free of charge.

_____________________________

(signature)

_____________________________

(date of signing)

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director

Spar Group International Inc.:

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

Exhibit B
To the Joint Venture Agreement

FORM OF THE LICENSE AGREEMENT

This License Agreement (this “Agreement”) is between Spar Group International Inc. a Nevada corporation (“SPAR”), and UAB SPAR RSS Baltic, a Lithuanian private company with limited liability (uzdaroji akcine bendrove) (the “Company”).

RECITALS

A.     SPAR is the developer, licensee and/or owner of certain proprietary software, know-how and technology that it uses in providing Merchandising Services (as defined below);

B.     On 26 September 2005, SPAR and the Company entered into that certain Joint Venture Agreement (the “JVA”) concerning their rights and obligations as shareholders of the Company, and the JVA requires that SPAR license to Company the rights necessary to enable it to provide Merchandising Services in Lithuania.

        The parties hereto agree as follows:

AGREEMENT

1.     Defined Terms and Interpretation. Capitalized terms used in this Agreement shall have the meanings provided in Annex A or parenthetically in this Agreement, all of such meanings to be equally applicable to the singular and plural forms thereof. As used in this Agreement, “including” or forms of such word mean “including without limitation.”

2.     Grant of Technology License. Subject to and in consideration of the terms and conditions of this Agreement, SPAR grants to the Company a non-transferable and non-exclusive license to use the Licensed Technology in the Territory (as defined in Annex A) for the purpose of providing Merchandising Services to customers located in the Territory during the Term (as defined below), subject to the following further conditions (such grant on such terms, the “Technology License”):

(i)     The Technology License does not confer to the Company any right to view, modify or copy the SPAR Original Software, the SPAR Adapted Software or to access the source code of the SPAR Original Software and the SPAR Adapted Software unless SPAR expressly permits in writing except legitimate replication of the software permitted by law;

(ii)     The sole permitted use of the licensed technology shall be operating a Merchandising Services business in the Territory;

(iii)     The Company may make copies of the Documentation only as is necessary for the Company to use the Licensed Technology as expressly permitted by this Agreement;

(iv)     The Company may not sublicense, assign or pledge the Technology License or any of the Licensed Technology;

(v)     The Company may not offer or provide Merchandising Services outside of the Territory;

(vi)     The Licensed Technology, including all SPAR Developments with respect thereto, shall remain at all times the sole and exclusive property of SPAR or its licensors and suppliers. Except for those modifications to the SPAR Adapted Software made by or at the direction of the Company, nothing within the terms of this Agreement shall be construed to confer a right upon the Company to license from SPAR any improvements, updates, derivative works or other changes to the SPAR Adapted Software; and

(vii)     The Company Developments shall remain at all times the sole and exclusive property of the Company or its licensors and suppliers.

3.     Trademark License.

        3.1   Grant of Trademark License. Subject to the terms and conditions of this Agreement, SPAR grants to the Company a non-transferable, non-exclusive license to use the name, trademarks, service marks, etc. identified on Annex B as may be amended from time to time to reflect discontinued, new or modified marks (collectively, the “Licensed Marks”) during the Term in connection with providing Merchandising Services in the Territory to customers in the Territory. The foregoing license shall be subject to any further stipulations set forth in Annex B or usage guidelines published by SPAR to the Company from time to time.

        3.2   Company Marks. The Company shall not seek to register during or after the Term of this Agreement, in or outside the Territory any trademark or service mark incorporating or confusingly similar with any of the Licensed Marks without the prior written consent of SPAR. The Licensed Marks shall remain at all times the sole and exclusive property of SPAR or its licensors, as the case may be. The Company acknowledges SPAR’s ownership of the Licensed Marks and covenants that, during and after the Term, it will not directly or indirectly contest or aid in contesting the validity of the Licensed Marks or SPAR’s ownership thereof, or take any action whatsoever in derogation of SPAR’s claimed rights therein. The Company acknowledges that any and all goodwill associated with the Licensed Marks shall inure directly and exclusively to the benefit of SPAR and is the property of SPAR, and that upon the transfer, expiration or termination of this Agreement, no monetary amount shall be assigned or attributable to any goodwill associated with the Company’s use of the Licensed Marks.

4.     Technology Transfer and SPAR Assistance.

        4.1   Adaptation. SPAR shall provide the SPAR Adapted Software.

        4.2   Supply of SPAR Adapted Software. SPAR shall provide the Company with modules of the SPAR Adapted Software as soon as each such module is developed.

        4.3   Company Testing and Use. The Company agrees to test the SPAR Adapted Software promptly after receipt from SPAR, and shall notify SPAR promptly of defects. The Company acknowledges and agrees that it is solely responsible for its use of the SPAR Adapted Software. SPAR shall attempt to correct the defects notified by the Company as soon as reasonably possible.

        4.4   Approved System. The Company shall operate the SPAR Adapted Software only on an Approved System (as defined in Annex A). The obligation under this Section 4.4 is necessary to enable SPAR to provide training, localization and maintenance support services contemplated by this Agreement.

        4.5   Transfer Training. SPAR shall provide to the Company training in the use of the Licensed Technology and the offering of Merchandising Services as will be agreed from time to time by SPAR and the Company. All transfer training will be provided in the U.S. or Lithuania and in English. The Company shall reimburse the reasonable travel related expenses of SPAR personnel providing any services outside the U.S. unless otherwise agreed by the parties.

        4.6   Software Maintenance. SPAR shall make available to the Company telephone or online maintenance support for the SPAR Adapted Software, shall provide “bug fixes” and other corrections it develops and shall provide any further maintenance support services as agreed by SPAR and the Company.

        4.7   Update of SPAR Original Software. When SPAR Original Software is modified and/or updated, the parties shall consult each other whether SPAR will develop corresponding SPAR Adapted Software. If they agree that such software should be developed, they will also agree whether this will be done by SPAR free of charge or at SPAR’s standard rates (currently $55 per hour).

        4.8   Additional Services. If the Company requests additional assistance from SPAR, including updates to the SPAR Adapted Software as not agreed to by SPAR in Section 4.7, SPAR will discuss this in good faith with the Company. In principle, such assistance shall be provided at SPAR’s standard rates (currently US$55 per hour) but the parties shall agree to good faith adjustments for routine or complex work.

5.     Company Developments. In consideration of the licensing and other transactions performed by SPAR under this Agreement, to the extent during the Term that the Company develops or acquires rights to any Company Developments, the Company shall disclose promptly to SPAR a description of such Company Developments in sufficient detail for SPAR to have a reasonable understanding of the functionality and commercial applications thereof. If requested by SPAR, the Company shall negotiate in good faith a license to SPAR for any Company Developments.

6.     Confidentiality and Proprietary Rights.

        6.1   Acknowledgement. Both parties acknowledge that (i) as between the Company and SPAR, the Licensed Technology and Licensed Marks are owned by SPAR, protected by patent, trade mark, copyright and/or trade secret laws and that the Licensed Technology contains SPAR Proprietary Information, and (ii) the Company Proprietary Information is owned by the Company.

        6.2   Notices and Adverse Claims. In order to put third parties on notice, the Company agrees to include without alteration in all tangible media containing Licensed Technology and Licensed Marks any restricted rights notices, copyright notices, other proprietary legends and trademarks of SPAR, its licensors or suppliers timely provided in writing to the Company by SPAR. Any copyright notice in any way included in any tangible media containing Licensed Technology does not, by itself, constitute evidence of publication of public disclosure. The Company shall promptly notify SPAR if it becomes aware of any unpermitted usage of any Licensed Technology or Licensed Marks, or claim of rights in any of the Licensed Technology or Licensed Marks, by any person in the Territory. In the event SPAR undertakes the defense or prosecution of any litigation in the Territory relating to the Licensed Technology or Licensed Marks, the Company shall execute any and all documents and do such acts and things, at the expense of SPAR, as may, in the opinion of counsel for SPAR, be necessary to carry out such defense or prosecution.

        6.3   Non-Disclosure.

                6.3.1   Obligation. Each party shall:

(i)     Treat as confidential and proprietary all Proprietary Information disclosed by the other party.

(ii)     Not disclose such Proprietary Information of the other party to any employee or contractor not having a specific need to know such information for the purpose of this Agreement and only if such employee or contractor is bound by written obligation of confidentiality to such party.

(iii)     Ensure that the other party’s Proprietary Information is used only in connection with performance of this Agreement.

(iv)     Maintain the confidentiality of the Proprietary Information by using at least the same degree of care as is used by it for its own proprietary information and, in any event, no less than reasonable care.

Notwithstanding to the foregoing, each party is authorized to disclose or make publicly available this Agreement, if such disclosure is required by the applicable legal requirements of stock exchange regulations.

                6.3.2   Exceptions. Notwithstanding Section 6.3.1, either party may disclose Proprietary Information to a governmental agency, court, or arbitral tribunal if so required by law (in all such cases, the Company shall take all reasonable measures to try to minimize the disclosures and to try to ensure that the entity receiving the Proprietary Information maintains its confidentiality). Further, SPAR is authorized to disclose or make public available this Agreement, if such disclosure is required by legal requirements or other stock exchange regulations applicable to SPAR in the United States or any other jurisdiction where SPAR is engaged in its business.

7.     Term. Subject to the termination provisions set forth below, the term of this Agreement shall remain in effect until the third anniversary of the Execution Date (the “Term”). This Agreement may be renewed for additional three-year terms, if both parties agree in writing to extend the Agreement for any given subsequent three-year term.

8.     Termination. This Agreement shall be terminable immediately upon written notice given by:

(i)     The non-defaulting party, if the non-defaulting party has given the other party written notice of material breach or default by such party (such notice to explain the alleged breach in reasonable detail) and the other party fails to cure such breach within30 days of receipt of such notice;

(ii)         Either party, in the event of the appointment of an assignee, referee, receiver or trustee for the other party under any insolvency law, or should the other party become the subject of any proceeding under any applicable bankruptcy or insolvency law; or

(iii)     SPAR, in the event that SPAR or any other of its affiliates, collectively or individually, ceases to own at least 51% of the Company’s social capital; or

(iv)     The validity of License Agreement may be extended upon request of the Company, according to the provisions of Joint Venture Agreement signed 22 day of September 2005, Article 25 Paragraph 2 and Article 33.

9.     Consequences of Expiration or Termination. Upon any termination of this Agreement, except as otherwise then agreed between the parties hereto:

(i)     The Technology License and Trademark License shall immediately terminate, and the Company shall have no further rights with respect to the Licensed Technology or Licensed Marks;

(ii)     All accrued and unpaid fees and any other costs or expenses owing by either party to the other shall become due and payable; and

(iii)     The Company shall return to SPAR all tangible media and copies thereof embodying any Licensed Technology and delete all copies of the Licensed Technology on Company systems or otherwise stored digitally, the Company shall return or destroy, at the direction of SPAR, all media on which is recorded SPAR Proprietary Information and SPAR shall return or destroy, at the direction of the Company, all media on which is recorded Company Proprietary Information.

10.     Disclaimer. SPAR disclaims any and all warranties relating to the Licensed Technology, express or implied, including any warranties of merchantability or fitness for a particular purpose.

11.     Governmental Approvals and Public Registration Formalities. The Company shall be responsible for obtaining licenses or other approvals from the government of the Territory, and make the filings as required by the applicable laws in the Territory in respect of this agreement or the activities contemplated herein, in a proper and timely fashion, as is necessary to permit the Company to import or transfer any Licensed Technology into the Territory, to use any Licensed Technology in the Territory, to market or sell Merchandising Services in the Territory, to remit monies payable to SPAR pursuant to this Agreement or to enter into or perform this Agreement. SPAR shall be responsible for obtaining any required U.S. governmental approvals.

12.     Taxes. The Company shall be solely responsible and liable for all Territory’s taxes, duties, import, deposits, assessments and other Territory’s governmental charges, however designated, other than those based solely on SPAR’s income. The Company is authorized, to the extent required by Territory’s law and applicable treaties, to withhold Territory’s taxes from any sums otherwise owing SPAR in respect of payments due under this

Agreement.     The Company shall provide SPAR with all evidence and documentation reasonably available to the Company and necessary to substantiate such withholding for purposes of obtaining U.S. tax credits.

13.     Governing Law and Dispute Settlement. This Agreement shall be governed by the law of New York. Any dispute, claim or controversy arising out of or relating to this Agreement that is not resolved by agreement between the parties shall be resolved using the dispute resolution provisions set forth in the JVA.

14.     Limitation on Liability. SPAR shall not be liable for any indirect, incidental, special, or consequential damages, including without limitation, lost data or lost profits, however arising, even if it has been advised of the possibility of such damages. The Company acknowledges that without its agreement to the limitations contained in this Section 14, fees charged for the license to the Licensed Technology and the Licensed Marks and for related services would be higher.

15.     Representations of SPAR.

        15.1   Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 15, SPAR MAKES NO REPRESENTATIONS AND DISCLAIMS ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES AS TO THE QUALITY, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

        15.2   Representations. SPAR represents that to its knowledge it either owns or has the right to grant to the Company all intellectual property rights included in the Technology License and Trademark License and that there are no conflicting claims by a third-party with respect to the Licensed Marks or SPAR Adapted Software which would impair the Company’s ability to exercise its rights under this Agreement.

        15.3   Performance Options. In the event of a breach of the representations in Section 15.2, the Company shall provide notice to SPAR immediately and SPAR shall take one of the following courses of action at its option:

(i)     substitute breaching materials with non-breaching materials substantially similar to the materials that caused the breach;

(ii)     obtain sufficient rights to allow the Company to use the Licensed Marks and SPAR Adapted Software as contemplated in this Agreement; or

(iii)     refund to the Company the proportional value of the material represented in the fees owed to SPAR.

Notwithstanding the other provisions of this Agreement, the remedies described in this 15.3 are the sole remedies available to the Company with respect to a breach of Section 15.2.

16.     Assignment and Sublicensing. Except as expressly agreed by the parties in writing, neither this Agreement nor any obligations hereunder may be sublicensed or assigned, directly or indirectly, voluntarily or by operation of law.

17.     Miscellaneous. This Agreement represents the entire agreement between the parties hereto and supersedes any and all prior agreements between the parties, written or oral, pertaining to its subject matter. All schedules, exhibits and addenda constitute integral parts of this Agreement. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party or parties against whom the waiver is to be effective. Except as expressly set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The Company is not a partner, employee, or agent of SPAR and shall have no authority to act for or on behalf of or to bind SPAR. Any provisions which on their face or by the nature of their obligations are intended to survive the termination of this Agreement shall do so. The invalidity, illegality, or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement. All notices and other communications given or made hereunder shall be given in accordance with the terms of the JVA. This Agreement may be signed in any number of counterparts, in person or by fax, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party. This Agreement is subordinated to the Joint-Venture Agreement. In case of any discrepancy between this agreement and the Joint-Venture Agreement, the Joint-Venture Agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed and delivered this License Agreement as of the date first above written.

UAB SPAR RSS Baltic:

Signature:	________________________
Name:	________________________
Title:	________________________

Spar Group International Inc. :

Signature:	________________________
Name:	Robert G Brown
Title:	Chairman and CEO

Annex A
To the License Agreement

SELECTED DEFINITIONS

“Approved System” means, as at any time, the computing systems, servers, processors and other hardware, together with any operating system software and applications software to enable SPAR to provide training, localization and maintenance support services contemplated by this Agreement, that are approved by SPAR as required by the terms of this Agreement. SPAR shall not unreasonably withhold such approval.

“Execution Date” means the date when this Agreement is executed.

“SPAR Developments” means any intellectual property developed by SPAR not based on the Company Proprietary Information.

“Company Developments” means any intellectual property developed by the Company and not based on the SPAR Adapted Software or SPAR Proprietary Information.

“Licensed Marks” means the trade name, logo, trademarks and/or service marks owned or used under license by SPAR and now or in the future used by SPAR or the Company in connection with offering Merchandising Services.

“Licensed Technology” means all SPAR Adapted Software and SPAR Proprietary Information.

“Merchandising Services” means in-store marketing, inventory management, distribution, fulfillment and other services provided to consumer product and other businesses, which SPAR performs in U.S. by using Licensed Marks and Licensed Technology.

“Proprietary Information” means all data, processes, procedures, methods, documentation, information, records, drawings, designs, specifications, evaluations, know how, and material related to the Merchandising Services, business, assets, products, processes, or prospects of a party (“Disclosing Party”) communicated to, supplied to, or observed by the other party (“Disclosed Party”), directly or indirectly, at any time, whether or not protected under trade secret or patent law, or received from the Disclosing Party or any person subject to a contractual or fiduciary relationship with the Disclosing Party. The term “Proprietary Information” shall not include information otherwise unprotected by law as proprietary property of the Disclosed Party that the Disclosed Party can demonstrate:

(i)     was known to the Disclosed Party at the time of receipt from the Disclosing Party;

(ii)     is or becomes publicly known or a part of the public domain through no act or fault of the Disclosed Party;

(iii)    was received by the Disclosed Party from a third party having the legal right to transmit the same; or

(iv)     was developed by the Disclosed Party independently of any of the Proprietary Information.

If the Disclosing Party is SPAR, such Proprietary Information is indicated as SPAR Proprietary Information; and if the Disclosing Party is the Company, such Proprietary Information is indicated as Company Proprietary Information

“SPAR Original Software” means software used by SPAR as of the Execution Date in providing Merchandising Services in the U.S., and accompanying documentation, including operating manuals, user instructions, technical literature, hard and soft copy forms of SPAR sales brochures, product/service sheets and other documents which are part of the standard SPAR sales toolkit.

“SPAR Adapted Software” means the adaptation of SPAR Original Software as adapted by SPAR for use in Lithuania and made available to the Company in object code form, and accompanying documentation, including operating manuals, user instructions, technical literature, hard and soft copy forms of SPAR sales brochures, product/service sheets and other documents which are part of the standard SPAR sales toolkit.

“Territory” means the countries of Lithuania, Latvia and Estonia.

UAB SPAR RSS Baltic:

Signature:	________________________
Name:	________________________
Title:	________________________

Spar Group International Inc. :

Signature:	________________________
Name:	Robert G Brown
Title:	Chairman and CEO

Annex B
To the License Agreement

LICENSED MARKS

The following marks registered or applied for in the U.S. are included as part of the Licensed Marks.

OFGS #	TRADEMARK/ SERVICE MARK	REG. NO./ SERIAL NO. (U.S.)	ORIGINAL APPLICANT	ASSIGNEE

M-TM-10386	SPAR	1,357,128	SPAR, INC.	Spar Trademarks, Inc.
(595-2)

M-TM-10387	SPAR and Design	1,357,132	SPAR, INC.	Spar Trademarks, Inc.
(595-3)

M-TM-10521	SPAR and Design	1,387,743	SPAR, INC.	Spar Trademarks, Inc
(595-7)

M-TM-10725	SPARTRAC	1,417,315	SPAR, INC.	Spar/Burgoyne, Inc.
(595-19)

M-TM-10724	SPARLINE	1,428,692	SPAR, INC.	Spar/Burgoyne, Inc.
(595-18)

M-TM-10723	SPARLINE	1,441,093	SPAR, INC.	Spar/Burgoyne, Inc.
(595-17)

M-TM-10722	SPAR	1,441,909	SPAR, INC.	Spar Trademarks, Inc.
(595-16)

M-TM-11360	SPAR and Design	1,597,275	SPAR, INC.	Spar Trademarks, Inc.
(595-41)

T/595-60	SPAR EYES	75/899,986	Spar Trademarks, Inc.	--

Lithuanian versions, applications, registrations of the above marks existing as of the Execution Date or subsequently developed or pursed by SPAR during the term of this License Agreement shall be included as part of the Licensed Marks.

UAB SPAR RSS Baltic:

Signature:	________________________
Name:	________________________
Title:	________________________

Spar Group International Inc. :

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

* * * * *

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director

Spar Group International Inc.:

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

Exhibit C

To the Joint Venture Agreement 26 day of September, 2005

LIST OF ASSETS TO BE TRANSFERRED BY LITHUANIAN PARTNER TO NEW COMPANY

No	Name	Acquisition value Lt	Residual value Lt	Acquisition value Euro	Residual value Euro

1	Office furniture	2022	1180	586	342

2	Office furniture	3000	3000	869	869

3	Office furniture	2695	2209	781	640

4	Office furniture	2489	1867	721	541

5	Computer Aspire	3264	997	945	289

6	Computer	2330	324	675	94

7	Computer	3432	2955	994	856

8	Computer	2038	1190	590	345

9	Computer	2226	2226	645	645

10	Computer	2966	1401	859	406

11	Printer	550	153	159	44

12	Palm (13 unit)	16610	9965	4811	2886

	Total:	43622	27467	16042	9224

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director

Spar Group International Inc.:

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

Exhibit D
To the Joint Venture Agreement 26 day of September, 2005

LIABILITIES TO BE TRANSFERRED TO NEW COMPANY BY LITHUANIAN PARTNER

NONE

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director

Spar Group International Inc.:

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

Exhibit F
To the Joint Venture Agreement 26 day of September, 2005

LIST OF EMPLOYEES OF LITHUANIAN PARTNER
INTENDED TO BE TRANSFERRED FROM LITHUANIAN PARTNER TO NEW COMPANY

No	Name	Position

1.	Irena Kairiene	Director

2.	Rimas Paulauskas	Deputy director

3	Rimvydas Liutkevieius	Supervisor

4	Andrius Bogusevicius	Supervisor

5	Arturas Dambrauskis	Merchandiser

6	Liutauras Pocius	Merchandiser

7	Virginijus Pocius	Merchandiser

8	Arunas Porutis	Merchandiser

9	Daiva Preiksaitiene	Merchandiser

10	Lauras Vitkauskas	Merchandiser

11	Tomas Navardauskas	Merchandiser

12	Mantas Kalina	Merchandiser

13	Raimondas Petkunas	Merchandiser

14	Liudas Savinskas	Merchandiser

15	Arvydas Trinkunas	Merchandiser

16	Laurynas Ziungaila	Merchandiser

17	Tomas Eivilis	Merchandiser

18	Justinas Virbasius	Merchandiser

19	Elena Simanauskaite	Data administrator

20	Santa Masandaviciute	Marketing manager

21	Raimonda Raguckaite	Marketing specialist

22	Changeable	Personnel manager

23	Vidas Atas	JTI merchandiser

24	Audrius Atraskas	JTI merchandiser

25	Arunas Dailydis	JTI merchandiser

26	Angele Dzervute	JTI merchandiser

27	Ignas Luksas	JTI merchandiser

28	Asta Miskiniene	JTI merchandiser

No	Name	Position

29	Eimantas Pagirys	JTI merchandiser

30	Silverijus Puotkalis	JTI merchandiser

31	Donatas Sutkus	JTI merchandiser

32	Vaidas Urbaitis	JTI merchandiser

33	Vygandas Valciukas	JTI merchandiser

34	Tomas Vilkauskas	JTI merchandiser

The Parties further agree that the following main clauses will be included into respective employment contract executed with the employees of Lithuanian Partner (Irena Kairiene and Rimas Paulauskas) intended to be transferred to New Company:

•	The net salary per month of Irena Kairiene and Rimas Paulauskas for the six months from the execution of the respective Employment Agreement shall be equal to 3500 Litas (Irena Kairienë) and 3000 Litas (Rimas Paulauskas).

•	The net salary per month of Irena Kairienë and Rimas Paulauskas for the next six months from the execution of the respective Employment Agreement shall be equal to 5500 Litas (Irena Kairienë) and 5000 Litas (Rimas Paulauskas).

•	Parties, taking into consideration the policy of the Employer, may separately agree on the bonuses and additional compensations paid to the Employees. The decisions on those matters are taken by the Board of New Company.

•	Except in case of the employee’s fault, the Employer will not initiate under any circumstances nor it will actually terminate employment relations for at least 5 (five) years after execution of respective Employment Agreements.

•	Upon termination of legal employment relations the Employer obliges to pay to the employee the compensation which equals to the amount of 12 (twelve) net monthly salaries of the Employee.

The employment conditions for the rest of the employees will be approved by the Board of New Company.

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director

Spar Group International Inc.:

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

Exhibit G
To the Joint Venture Agreement 26 day of September, 2005

LIST OF CONTRACTS TO BE TRANSFERRED BY LITHUANIAN PARTNER TO NEW COMPANY

No	Company name	Contract No	Date	Sort of service

1	AB"Kauno grudai"	03./05	2003 04 15	Merchandising

2	UAB"Gabija"	04./06	2004 10 14	Merchandising

3	UAB"Vesiga"	05./04	2005 05 02	Merchandising

4	TUB "Rinkuskiai"	05./02	2005 01 02	Merchandising

5	UAB"TELE2"	A 05./01	2005 02 01	Audit

6	Ž. Mareiausko amone" (nuts)	04./03	2004 08 02	Merchandising

7	UAB"Lietuva Statoil"	02./06	2004 09 16	Merchandising

8	UAB"Nutricia Baltics"	03./07B	2004 06 01	Merchandising

9	UAB"Skaneja"	05./03A	2005 06 01	Merchandising

10	UAB"JTI Marketing and sales"	05./01	2005 01 02	Merchandising

11	UAB"Neptuno vandenys"	05./03	2005 05 02	Merchandising

12	UAB"Audiotonas"	05./06	2005 06 01	Merchandising

13	UAB"Vildambra"	05./05	2005 05 05	Merchandising

14	UAB"BIOK"	05./07	2005 08 16	Merchandising

15	UAB"Itaina"	05./08	2005 08 22	Merchandising

16	UAB"Plunges kooperatine prekyba"	A 05./02	2005 09 16	Audit

17	UAB"JTI Marketing and sales"(second	Agreement	2004 11 02	Outscoring
project)

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director

Spar Group International Inc.:

Signature:	/s/ Robert G Brown
Name:	Robert G Brown
Title:	Chairman and CEO

Exhibit H

To the Joint Venture Agreement 26 day of September, 2005

FINANCIAL STATEMENTS OF LITHUANIAN PARTNER

Name	Euro Up to 08 31 2005 08 31	US $ Up to 08 31 2005 08 31

ASSETS

Current Assets

Funds Available	1.048	1.281

Accounts Receivables	8.978	10.974

Client Receivables	50.590	61.838

Other Assets	7.852	9.598

Total Current Assets	68.468	83.691

Fixed Assets

Tangible Assets	8.653	10.577

Total Fixed Assets	8.653	10.577

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities

Accounts Payable	17.456	21.337

Loans	6.622	8.094

Other Debts	20.356	24.882

Total Current Liabilities	44.434	54.313

Shareholders' Equity

Capital Stock	31.858	38.941

Reserve	33.394	40.819

Retained Earnings	1.536	1.878

Total Shareholders' Equity	33.394	40.819

Total Liabilities and Shareholders' Equity	77.828	95.132

Lithuanian Partner:

Signature:	/s/ Irena Kairiene
Name:	Irena Kairiene
Title:	Director